Exhibit 99.1

CORONADO BIOSCIENCES CHANGES ITS NAME TO FORTRESS BIOTECH

New NASDAQ stock ticker symbol to be: FBIO

New York, NY – April 27, 2015 – Coronado Biosciences, Inc., (NASDAQ: CNDO) today announced that it has changed its name to Fortress Biotech, Inc. The Company’s new NASDAQ stock ticker symbol is FBIO, which will be effective at the open of market on Tuesday, April 28, 2015. In conjunction with its corporate name change, the Company has redesigned its website, which is available at www.fortressbiotech.com.

Dr. Lindsay A. Rosenwald, Chairman and CEO of Fortress Biotech, formerly Coronado Biosciences, stated, “We are very excited to re-brand the Company Fortress Biotech, which we believe better reflects our new business plan which we began executing over the last year and we believe represents the future of the Company. Over this past year, we launched six new companies with nine products and product candidates under development ranging from pre-clinical to phase 3-ready. We look forward to continuing to execute our vision to develop a diversified biopharmaceutical company with multiple products and multiple revenue streams.”

About Fortress Biotech (formerly Coronado Biosciences)

Fortress Biotech, Inc. (“Fortress” or “the Company”) is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress plans to develop and commercialize products that it acquires both directly as well as indirectly by establishing subsidiary companies, also known as Fortress Companies. The Company will leverage its biopharmaceutical business expertise and drug development capabilities to help the Fortress Companies achieve their goals. Additionally, the Company will provide funding and management services to each of the Fortress Companies and from time to time the Company and the Fortress Companies will seek licensing, partnerships, joint ventures, and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Fortress Biotech, Inc.

781-652-4525; ir@fortressbiotech.com